Exhibit 99.1

Unwired Planet Appoints Andrew Dodge to Board of Directors

RENO, Nev. – Oct. 2, 2014 – Unwired Planet, Inc. (NASDAQ: UPIP), today announced that Andrew Dodge was appointed to its board of directors. Mr. Dodge is currently an Investment Partner of Indaba Capital Management, L.P. An affiliate of Indaba Capital Management is the largest shareholder of Unwired Planet.

“Given Indaba’s significant ownership position in Unwired Planet, Andy will be a strong voice for shareholders, and his insight will be instrumental to the board as Unwired Planet continues to work towards our strategy to monetize our IP assets,” said Phil Vachon, chairman of the board. “On behalf of the Unwired Planet board, we welcome Andy and look forward to working with him.”

Prior to joining Indaba Capital Management, Mr. Dodge was an associate at Sageview Capital, LP and an analyst at Sankaty Advisors, LLC. Mr. Dodge graduated cum laude from Harvard University with an A.B. in Economics.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the Company’s licensing activities, expected benefits from the amended Ericsson agreement and IPMG transaction and expectations regarding enhancing stockholder value, including realization of net operating loss carryforwards, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release.

For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and subsequent filings. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

For More Information:

Mike Bishop,

The Blueshirt Group

mike@blueshirtgroup.com

+1 415-217-4968

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